EXHIBIT 99.1

WESTERN OHIO FINANCIAL CORPORATION

NOMINATING COMMITTEE CHARTER

A.	Purpose

     The purpose of the Nominating Committee (the “Committee”) of Western Ohio Financial Corporation (the “Company”) is to (a) identify individuals qualified to become members of the Board of Directors (the “Board”), consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for each annual meeting of stockholders, (b) oversee the evaluation of the Board and management, (c) recommend to the Board the directors that shall serve on each committee of the Board, and (d) take such other actions within the scope of this Charter (this “Charter”) as the Committee deems necessary or appropriate.

B.	Composition and Term of Office

     The Board shall designate annually three (3) or more of its members to constitute members of the Committee, each of whom shall serve for a term of one year. All members of the Committee shall be “independent,” as required by applicable securities laws, rules and regulations, the rules of the NASDAQ Stock Market or of any securities exchange or market on which securities of the Company are listed, and any other applicable requirements. The Board will appoint the Chairperson of the Committee.

C.	Scope of Powers and Functions

     The Committee shall have such powers and functions as may be assigned to it by the Board from time to time; however, such functions shall, at a minimum, include the following, as well as any functions as shall be required of nominating committees by applicable securities laws, rules and regulations, the rules of the NASDAQ Stock Market or of any securities exchange or market on which securities of the Company are listed, and any other applicable requirement:

1.	The Committee shall review, at least annually, the size and structure of the Board to assure that the proper skills and experience are represented on the Board. The composition of the Board shall include a majority of “independent” directors as required by applicable securities laws, rules and regulations, the rules of the NASDAQ Stock Market or of any securities exchange or market on which securities of the Company are listed, and any other applicable requirements.

2.	The Committee shall review and develop the Board’s criteria for selecting new directors. Criteria that will be used in connection with evaluating and selecting new directors will include factors relating to whether the director candidate would meet the definition of “independent” specified in applicable securities laws, rules and regulations, the rules of the NASDAQ Stock Market or of any securities exchange or market on which securities of the Company are listed, and any other applicable requirement, as well as strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. The Company’s policy is not to discriminate on the basis of race, gender or ethnicity and the Board is supportive of any qualified candidate who would also provide the Board with more diversity.

3.	The Committee shall consider candidates for election to the Board from any reasonable source, including stockholder recommendations, provided such nominees are recommended in accordance with the nominating procedures set forth in Company’s By-Laws. The Committee shall not evaluate candidates differently based on who has made the recommendation.

4.	The Committee shall evaluate, propose and approve nominees for election to the Board, and consider and evaluate stockholder nominees for election to the Board.

5.	The Committee shall recommend to the Board nominees to fill vacancies on the Board. The Committee shall also consider matters relating to the retirement of Board members.

6.	The Committee shall review potential conflicts of prospective Board members.

7.	The Committee shall aid in attracting and maintaining a list of persons who may be potential directors.

8.	The Committee shall review the suitability of each Board member for continued service when his or her term expires and when he or she has a significant change in status.

9.	The Committee shall make recommendations to the Board as to the qualifications of members of the Board’s committees, committee member appointment and removal, and committee reporting to the Board.

10.	The Committee shall take such steps as the Committee deems necessary or appropriate with respect to oversight and evaluation of the Board, management, and each Board committee.

11.	The Committee shall periodically review the compensation of the members of the Board for service as a director or member of any committee of the Board and make recommendations to the Board concerning the fixing of such compensation.

12.	The Committee shall have the authority, in fulfilling its responsibilities under this Charter, to obtain advice, reports or opinions from internal or external counsel and expert advisors, including director search firms and approve fees of such advisors.

13.	The Committee shall annually review and re-examine this Charter to make recommendations to the Board with respect to any proposed changes.

14.	The Committee shall perform such other functions which from time to time may be assigned by the Board of Directors.

D.	Meetings

     The Committee shall meet at least once annually or more frequently, as circumstances dictate, upon the request of any member of the Committee and upon the notice provided for in the Company’s By-Laws. Members of senior management or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary. The Chairperson of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting.